LIMELIGHT NETWORKS, INC.
SAJID MALHOTRA EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of March __, 2014 (the “Signing Date”), by and between Limelight Networks, Inc. (the “Company”) and Sajid Malhotra (“Executive”).
1.Duties and Scope of Employment.
(a)    Positions and Duties. Effective as of March 24, 2014 (the “Effective Date”), Executive will commence service as the Company’s Senior Vice President, Strategy, Corporate Development & Investor Relations. Executive will report to the Company’s Chief Executive Officer (the “CEO”). As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the CEO, Chief Financial Officer (“CFO”) or the Company’s Board of Directors (the “Board”). Executive will work closely and collaboratively with the CEO, CFO and other members of the senior leadership team on matters of corporate strategy, special projects, M&A activities and other matters within Executive’s areas of responsibility. Without limiting the foregoing, Executive will be responsible for the design, development and execution of corporate strategy, managing merger, acquisition and divestiture projects, and business development. Executive will also be responsible for designing and implementing an enterprise wide procurement function. A significant component of Executive’s responsibility will the execution and timely and successful completion of special projects assigned from time to time by the CFO or CEO (as reasonably assigned consistent with Executive’s position within the Company). The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.” Executive will be based at his home office in Mason, Ohio, but will spend such time in the Company’s Tempe, Arizona and San Francisco, California offices and will travel on Company business to such other locations and for such periods, as may be necessary or appropriate to carry out his responsibilities or as may be directed by the CFO; and it is expected that Executive will travel extensively on Company business.
(b)    Obligations. During the Employment Term, Executive, except as provided in this Agreement, will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s written corporate guidance and ethics guidelines, conflict of interests policies, code of conduct and other policies and procedures as the Company may adopt from time to time. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CFO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CFO, serve in any capacity with any civic, educational, professional, industry or charitable organization, provided such services do not interfere with Executive’s performance of his obligations to Company, are disclosed in writing to the Company and are otherwise consistent with the Company’s policies.

Malhotra Employment Agt.doc    -1-

(c)    No Conflicts. Executive hereby represents, warrants and covenants to the Company that as of the Effective Time, Executive will not be a party to any contract, understanding, agreement or policy, written or otherwise, that will be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Signing Date, in each case, against Executive of which he is aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors.
(d)    Other Entities. Executive agrees to serve if appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will mean any entity controlled by, controlling, or under common control of the Company.
2.    At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
3.    Compensation.
(a)    Base Salary. Commencing with the Effective Date, the Company will pay Executive an annual salary of $200,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). Executive’s Base Salary will be subject to annual review. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholdings.
(b)    Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the “Committee”). During calendar year 2014, Executive’s target annual incentive (“Target Annual Incentive”) will be $100,000. The Target Annual Incentive for 2014 shall be prorated for the portion of calendar year 2014 during which Executive is an employee of the Company. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved and subject to the terms and conditions of the applicable incentive plans as approved by the Committee. Any annual cash incentives earned pursuant to this Section 3(b) will be paid to Executive as soon as reasonably practicable following the date on which such annual cash incentives are earned, but in no event will be paid later than March 15 of the year following the year in which such annual cash incentives are earned.
(c)    Special Performance Bonus. During the Employment term Executive will also be eligible to receive special cash incentives (“Special Incentive(s)”) payable for the achievement of special project and other performance goals established by the CFO and the CEO. For calendar year 2014,

Malhotra Employment Agt.doc    -2-

Executive’s target Special Incentive (“Target Special Incentive” and together with the Target Annual Incentive and the Base Salary, the “Target Annual Compensation”) will be $200,000. The amount of any Special Incentive for any particular special project must be established and approved jointly by the CFO and CEO concurrently with the establishment of the performance goals and prior to the commencement of the particular special project. For clarity, Executive will be eligible to receive the Special Incentive if Executive meets the performance goals specified by the CFO and the CEO for the applicable period, regardless of whether such performance goals or Executive’s work involves special projects. For clarity, the performance goals for any particular performance period must be established in writing prior to or at the commencement of the applicable performance period, and the performance goals for any particular special project for which Special Incentives may be earned also must be established in writing prior to or at the commencement of the special project. If a Special Incentive is based upon a particular performance period (e.g. fiscal year 2014) then it shall also be prorated for the portion of performance period during which Executive is an employee of the Company; provided however Executive must be an employee of the Company upon successful completion of the special project or specified performance period as applicable to be eligible to receive the associated Special Incentive. The actual earned Special Incentive, if any, payable to Executive for any special project or performance period will also depend upon the extent to which the applicable performance goal(s) for the special project or performance period are achieved and subject to the terms and conditions of the applicable Special Incentive program as approved by CFO and CEO. Whether, and the extent to which, each special project or specified performance period has been successfully completed will be determined by the CFO subject to review and approval by the CEO. Any Special Incentives earned pursuant to this Section 3(c) will be paid to Executive as soon as reasonably practicable following the date on which such Special Incentives are earned based on the terms and conditions of the particular special project or performance period, but in no event will be paid later than March 15 of the year following the year in which such Special Incentive is earned.
(d)    Equity Awards.
(i)    On or before the third day following the Effective Date (or as soon thereafter as is consistent with the Company’s Equity Award Policy), the Company will issue to Executive 200,000 Restricted Stock Units (“RSUs”) and 200,000 non-qualified stock options(“Stock Options”) pursuant the Company’s 2007 Equity Incentive Plan (the “Plan). The RSUs and Stock Options will be granted under and subject to the terms, definitions and provisions of the Plan and the Company’s form of equity award agreement. The exercise price of the Stock Options will be the fair market value of the Company’s common shares (as defined in the Plan) on the grant date (which will be the date the grant is approved by the Committee or such later day as may be set by the Committee in accordance with the Company’s Equity Award Policy). One- quarter (1/4th) of the RSUs will vest on the first anniversary of the Effective Date, and one- sixteenth (1/16th) of the RSUs will vest on June 1, 2015 and an additional one-sixteenth (1/16th) will vest on the first day of each September, December, March and June thereafter until all of the RSUs have vested (four years), provided Executive continues to be a Service Provider through each such vesting date. One-quarter (1/4th) of the Stock Options will also vest on the first anniversary of the Effective Date, and one-forty-eighth (1/48th) of the Stock Options will vest on the 24th day of April, 2015 and on the 24th day of each month thereafter until all of the Stock Options have vested (four years),

Malhotra Employment Agt.doc    -3-

provided Executive continues to be a Service Provider through each such vesting date (If a vesting date falls on a holiday or weekend then the vesting will be deemed to occur on the next business day).
(ii)    Executive may from time to time be issued stock options, RSUs or other equity awards under the Plan or a successor plan. Such awards together with the equity awards issued pursuant to this Agreement may be referred to in this Agreement as Equity Awards.
(iii)     In the event that the Company consummates a Change of Control transaction, 50% of Executive’s then outstanding unvested Equity Awards will vest immediately. In the event Executive’s employment is terminated in connection with a Change of Control, the balance of Executive’s then outstanding Equity Awards may vest as provided in Section 7(b) below.
4.    Employee Benefits.
(a)    Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, arrangements and perquisites that are applicable to other officers of the Company.
(b)    Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other vice president level officers as such policy exists from time to time.
(c)    Relocation Allowance. If Executive is required by the Company to relocate his principal residence to the Phoenix, Arizona metropolitan area then the Company will reimburse Executive for bona fide moving expenses related to the relocation up to a maximum of $75,000. Moving expenses must be submitted for reimbursement in accordance with the Company’s business expense policy as in effect from time to time. The Company will not require Executive to relocate to the Phoenix, Arizona area prior to June 2016.
5.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other business expenses, including professional association fees, incurred by Executive in the furtherance of the performance of Executive’s duties hereunder. Executive is expected to travel frequently to the Company’s Tempe, Arizona and other offices. For clarity, the Company will pay or reimburse Executive for all expenses associated with this travel incurred in accordance with the Company’s expense reimbursement policy, subject to Executive’s submission of these expenses for reimbursement in accordance with the Company’s expense reimbursement policy. All reimbursements to Executive by the Company pursuant to this Section 5 shall be in accordance with the Company’s expense reimbursement policy as in effect from time to time. Executive shall also be entitled to receive reimbursement from the Company for the legal fees and costs incurred by him in connection with the review and negotiation of this Agreement not to exceed two thousand five hundred ($2,500) dollars.
6.    Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements

Malhotra Employment Agt.doc    -4-

or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws and this Agreement as applicable. In the event Executive’s employment with the Company terminates for any reason (other than Cause), Executive will be entitled to exercise any outstanding vested stock options until the first to occur of: (i) the date that is six (6) months following the later of such termination of employment or the date upon which Executive ceases to be a Service Provider (as defined in the Plan), (ii) the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement, or (iii) the ten (10) year anniversary of the award’s original date of grant. For purposes of clarity, the term “expiration date” shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option. In addition, if the termination is by the Company without Cause or resignation by Executive for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 7 subject to the conditions specified in this Agreement.
7.    Severance.
(a)    Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or Executive terminates voluntarily for Good Reason and such termination is not in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i)  payment of an amount equal to Executive’s Base Salary and Target Annual Incentive for the year in which the termination occurs (subject to applicable tax withholdings), such amount to be paid in accordance with the Company’s normal payroll policies over the course of twelve (12) months;   and (ii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.
(b)    Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or Executive terminates voluntarily for Good Reason and the termination is in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i)  payment of an amount equal to Executive’s total Target Annual Compensation for the year in which the termination occurs (subject to applicable tax withholdings) less any portion of the Special Incentive for the year in which termination occurs that has already been paid to Executive, such amount to be paid in accordance with the Company’s normal payroll policies over the course of twelve (12) months; (ii) 100% of Executive’s then outstanding unvested Equity Awards will vest, and (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.
(c)    Voluntary Termination without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily without Good Reason or is terminated for Cause by

Malhotra Employment Agt.doc    -5-

the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding Equity Awards will terminate immediately and stock options shall be exercisable as provided in Section 6; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans. In the event that Executive’s employment is terminated due to death or Disability, twenty-five percent (25%) of Executive’s then unvested Equity Awards shall vest.
8.    Conditions to Receipt of Severance: No Duty to Mitigate.
(a)    Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company and provided that such release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). The Company shall deliver such form to Executive within five (5) business days after the date of termination. No severance or other benefits pursuant to Section 7 will be paid or provided until the separation agreement and release of claims becomes effective and irrevocable. If the separation agreement and release of claims does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits (as defined in Section 24), will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s “separation from service”, or, if later, such time as required by Section 24. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s “separation from service” but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s “separation from service” and the remaining payments will be made as provided in this Agreement. If Executive should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.
(b)    Non-solicitation and Non-competition. The receipt of any severance or other benefits pursuant to Section 7 is subject to Executive agreeing that during the Employment Term and for twelve (12) months thereafter, Executive will comply with all of the restrictive covenants contained in the Confidential Information Agreement (as defined in Section 12 below), including without limitation, the non-compete, non-solicitation of employees and non-solicitation of customers covenants contained in Section 5 of the Confidential Information Agreement.
(c)    Nondisparagement. During the Employment Term and for twelve (12) months thereafter, Executive and the Company in its official communications will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other. The Company will instruct its officers and directors to not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing factual information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are

Malhotra Employment Agt.doc    -6-

requested or required to provide such information pursuant to applicable order, subpoena, law or regulation.
(d)    Other Requirements. Executive’s receipt of continued severance payments pursuant to Section 7 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 8.
(e)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
9.    Excise Tax. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits payable under the terms of this Agreement will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after‑tax basis, of the greatest amount of severance benefits. Any reduction in payments and/or benefits required by this Section 9 will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
10.    Definitions.
(a)    Cause. For purposes of this Agreement, “Cause” will mean:
(i)    Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations under this Agreement or otherwise relating to the business of the Company, or failure or refusal, after written notice thereof from the CFO or CEO and an opportunity to cure of at least 10 business days, to carry out lawful directions from the CFO or CEO with respect to Executive’s obligations under this Agreement or otherwise relating to the business of the Company;
(ii)    Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;
(iii)    Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

Malhotra Employment Agt.doc    -7-

(iv)    A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;
(v)    Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);
(vi)    Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or
(vii)    Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).
(b)    Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:
(i)    The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
(ii)    The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(iii)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Goldman Sachs and its related funds and entities, becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

Malhotra Employment Agt.doc    -8-

(c)    Disability. For purposes of this Agreement, “Disability” will mean Executive’s absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) month period as a result of Executive’s mental or physical illness or injury.
(d)    In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated by the Company within three (3) months prior to the execution of an agreement that results in a Change of Control or twelve (12) months following a Change of Control.
(e)    Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s voluntary resignation of employment because of the existence of any of the following reasons and which reason(s) continue following the expiration of any cure period (as discussed below), without Executive’s written consent:
(i)    A substantial, material reduction without his consent of the Executive's title, authority, position, duties, or responsibilities from those in effect immediately prior to the reduction, or a material adverse change in the Executive's reporting responsibilities, provided however a sale, separation or spin-off of a portion of the Company’s business operations provided the Company remains a going concern and provided Executive’s title, authority, duties, position and responsibilities with respect to the remaining business operations are not materially reduced will also not be considered a basis for Good Reason resignation;
(ii)    A material reduction in Executive’s cash compensation (either Base Salary, Target Annual Compensation as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one‑time reduction that also is applied to other similarly situated executive officers of the Company and which one‑time reduction reduces the cash compensation by a percentage reduction of 10% or less in the aggregate will not be deemed material and will not constitute “Good Reason”;
(iii)     A failure by the Company to require any successor entity to the Company specifically to assume all of the Company's obligations to the Executive under this Agreement;
(iv)    A material change in the geographic location from which Executive must perform services (that is, a requirement that Executive re-locate his permanent residence to a location other than Cincinnati, Ohio) prior to June 1, 2016, it being recognized that Executive will be required to travel extensively in performance of his business duties; or
(v)    A material breach by the Company (or its successor) of any material contractual obligation owed Executive pursuant to this Agreement (including, without limitation, the failure of the Company to obtain the assumption of this Agreement by a successor) that is not cured following notice and the cure period as provided below.
Executive will not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the event that Executive believes constitutes “Good Reason”

Malhotra Employment Agt.doc    -9-

specifically identifying the acts or omissions constituting the grounds for Good Reason and a 45-day cure period.
11.    Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation, Bylaws and an Indemnification Agreement between Executive and Company of even date herewith (the “Indemnification Agreement”). Executive will be provided directors and officers insurance coverage, on terms no less favorable than provided to any other Company executive officer or director.
12.    Confidential Information. Executive will execute or if previously executed hereby re-affirms the form of At-Will Employment, Confidential Information, Inventions Assignment and Arbitration Agreement, appended hereto as Exhibit A (the “Confidential Information Agreement”). In the event of any inconsistency between the terms of this Agreement and the terms of the Confidential Information Agreement, this Agreement will prevail. In the event of any dispute related to or based upon this Agreement or the Confidential Information Agreement, the provisions of Section 12 of the Confidential Information Agreement shall control the resolution of the dispute and the allocation of the costs and expenses related thereto. .
13.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void. This Section 13 will in no way prevent Executive from transferring any vested property he owns.
14.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
222 South Mill Ave. , Suite 800
Tempe, Arizona 85281
Attn: Senior Director of Human Resources

With copy to:

Malhotra Employment Agt.doc    -10-

222 South Mill Ave., Suite 800
Tempe, Arizona 85281
Attn: Chief Legal Officer
If to Executive:
at the last residential address known by the Company.
With a copy to

Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, OH 45202
Attn: James M. Zimmerman
15.    Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
16.    Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in accordance with the terms of section 12 of the Confidential Information Agreement. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.
17.    Integration. This Agreement, together with the Confidential Information Agreement, the Indemnification Agreement between the Company and Executive and the forms of equity award agreements that describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.
18.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

Malhotra Employment Agt.doc    -11-

19.    Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 6, 7, 8, 11 and 12 will survive the termination of this Agreement.
20.    Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
21.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
22.    Governing Law. This Agreement will be governed by the laws of the state of Arizona without regard to its conflict of laws provisions.
23.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
24.    Code Section 409A.
(a)    Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(b)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

Malhotra Employment Agt.doc    -12-

(d)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
(e)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
25.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

Malhotra Employment Agt.doc    -13-

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:
LIMELIGHT NETWORKS, INC.

/s/ Robert Lento        Date: March 24, 2014
Robert Lento, CEO

EXECUTIVE:
/s/ Sajid Malhotra        Date: March 24, 2014
Sajid Malhotra

[SIGNATURE PAGE TO MALHOTRA EMPLOYMENT AGREEMENT]

Malhotra Employment Agt.doc    -14-

Exhibit A
FORM OF CONFIDENTIAL INFORMATION AGREEMENT

Malhotra Employment Agt.doc    -15-